Exhibit 4.10

GUARANTEE OF
AMERICAN INTERNATIONAL GROUP, INC.

Guarantee, dated as of June 23, 2004, by American International Group, Inc., a Delaware corporation (the “Guarantor”), in favor of GE Capital Credit Card Master Note Trust, a Delaware statutory trust (the “Guaranteed Party”).

1.             Guarantee. To induce the Guaranteed Party to enter into a Master Agreement, dated as of June 23, 2004, pursuant to which the Guaranteed Party and AIG Financial Products Corp., a Delaware corporation (the “Company”), have entered and/or anticipate entering into one or more Transactions (as defined therein), the confirmation of each of which supplements, forms a part of, and will be read and construed as one with, such Master Agreement (as amended or modified from time to time, such Master Agreement together with such confirmations are collectively referred to herein as the “Agreement”), the Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party and its successors, endorsees and assigns the prompt payment when due, subject to any applicable grace period, of all present and future payment obligations of the Company to the Guaranteed Party arising out of Transactions entered into under the Agreement (the “Obligations”). This Guarantee is a Credit Support Document as contemplated in the Agreement.

2.             Nature of Guarantee. The Guarantor’s obligations hereunder shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral therefor or by any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor not available to the Company. The Guarantor agrees that the Guaranteed Party may resort to the Guarantor for payment of any of the Obligations whether or not the Guaranteed Party shall have resorted to any collateral therefor or shall have proceeded against the Company or any other obligor principally or secondarily obligated with respect to any of the Obligations. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. The Guarantor reserves the right to assert defenses which the Company may have to payment of any Obligations other than defenses arising from the bankruptcy or insolvency of the Company and other defenses expressly waived hereby.

3.             Changes in Obligations, Collateral therefor and Agreements Relating thereto; Waiver of Certain Notices. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with the Company or with any other party to or person liable on any of the Obligations or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and the Company or any such other party or person without in any way impairing or affecting this Guarantee. The Guarantor waives notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest.

4.             Expenses. The Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of the Guaranteed Party’s counsel) in any way relating to the enforcement or protection of the rights of the Guaranteed Party hereunder; provided, that the Guarantor shall not be liable for any expenses of the Guaranteed Party if no payment under this Guarantee is due.

5.             Subrogation. Upon payment of any of the Obligations, the Guarantor shall be subrogated to the rights of the Guaranteed Party against the Company with respect to such Obligations, and the Guaranteed Party agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

6.             No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

7.             Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)           the Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to execute, deliver and perform this Guarantee;

(b)           the execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of the Guarantor’s certificate of incorporation or by-laws, as amended to date, or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)           all consents, licenses, clearances, authorizations and approvals of, and registrations and declarations with, any governmental authority or regulatory body necessary for the due execution, delivery and performance of this Guarantee have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; and

(d)           this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

8.             Assignment. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guarantor or the Guaranteed Party, as the case may be, provided, however, that the Guaranteed Party may assign its rights, interests and obligations hereunder to an assignee or transferee to which it has transferred its interests and obligations under the Agreement pursuant to Section 7 thereof or pursuant to the Schedule thereto.

9.             Notices. All notices or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail, or by facsimile transmission promptly confirmed by registered mail, addressed to the Guarantor at:

American International Group, Inc.

70 Pine Street, New York, NY 10270

Attention: Secretary Facsimile: (212)

514-6894

or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Agreement.

10.           Continuing Guarantee. Subject to the provisions of Section 11 hereof, this Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.

11.           Termination. This Guarantee may be terminated by the Guarantor upon 5 days’ written notice to the Guaranteed Party, provided that this Guarantee shall remain in full force and effect with respect to Obligations incurred by the Company as a result of Transactions entered into prior to the effective date of such termination.

12.           Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor to the Guaranteed Party as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Jason Smythe

By:	/s/ Kathleen E. Shannon